Exhibit 99.1

GlobalSCAPE, Inc.
Condensed Consolidated Balance Sheets
(in thousands except share amounts)
(Unaudited)
	September 30, 2014			December 31, 2013
	As Presented on November 5, 2014		Corrected Amount	December 31, 2013
Assets
Current assets:
Cash and cash equivalents		$9,265		$9,455
Accounts receivable (net of allowance for doubtful accounts
of $551 and $154 in 2014 and 2013, respectively)		6,722		3,765
Federal income tax receivable		~~236~~	34	113
Current deferred tax asset		174		184
Prepaid expenses		264		349
Total current assets		~~16,661~~	16,459	13,866

Long term investments		3,169		3,122
Capitalized software development costs, net		2,697		1,028
Deferred tax asset		745		1,476
Goodwill		12,712		12,712
Fixed assets, net		738		744
Other assets		133		144
Total assets	$	~~36,855~~	$36,653	$33,092

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable		$632		$655
Accrued expenses		1,296		898
Deferred revenue		11,047		9,092
Long term debt, current portion		-		1,397
Total current liabilities		12,975		12,042

Deferred revenue, non-current portion		3,159		1,708
Long term debt, non-current portion		-		2,989
Other long term liabilities		~~51~~	52	60
Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000
authorized, no shares issued or outstanding		-		-
Common stock, par value $0.001 per share, 40,000,000
authorized, 20,967,617 and 19,592,117 shares issued
at September 30, 2014 and December 31, 2013, respectively		25		20
Additional paid-in capital		~~18,401~~	18,198	15,834
Treasury stock, 403,581 shares, at cost, at
September 30, 2014 and December 31, 2013		(1,452)		(1,452)
Retained earnings		3,696		1,891
Total stockholders’ equity		~~20,670~~	20,467	16,293
Total liabilities and stockholders’ equity	$	~~36,855~~	$36,653	$33,092

GlobalSCAPE, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2014
	As Presented on November 5, 2014	Corrected Amount	2013
Operating Activities:

Net income	$1,805		$3,185
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	318		29
Depreciation and amortization	580		787
Stock-based compensation	380		522
Deferred taxes	740		(1,030)
Excess tax benefit from share-based
compensation	~~367~~	212	83
TappIn intangible asset impairment and earnout liability elimination	-		(128)
Subtotal before changes in operating assets and liabilities	~~4,190~~	4,035	3,448
Changes in operating assets and liabilities:
Accounts receivable	(3,275)		(251)
Prepaid expenses	85		8
Other assets	10		(62)
Deferred revenue	3,405		948
Accounts payable	(24)		(6)
Accrued expenses	398		(149)
Other long-term liabilities	(6)		(2)
Income tax receivable and payable	~~(490~~ )	(132)	(107)
Net cash provided by operating activities	~~4,293~~	4,496	3,827
Investing Activities:
Software development costs	(2,028)		(686)
Purchase of property and equipment	(215)		(65)
Purchase of TappIn, Inc. and earnout payments	-		(500)
Interest reinvested in long term investments	(47)		(47)
Net cash (used in) investing activities	(2,290)		(1,298)
Financing Activities:
Proceeds from exercise of stock options	~~2,559~~	2,201	231
Tax benefit from stock-based compensation	~~(367~~ )	(212)	(83)
Notes payable principle payments	(4,385)		(999)
Net cash used in financing activities	~~(2,193~~ )	(2,396)	(851)
Net increase (decrease) in cash	(190)		1,678
Cash at beginning of period	9,455		8,079
Cash at end of period	$9,265		$9,757

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$117		$182
Income taxes	$642		$731